Exhibit 99.2

Patriot Scientific Issues Update on Talis Data Systems Investment

CARLSBAD, Calif.--(BUSINESS WIRE)--Patriot Scientific (OTCBB: PTSC - News) today announced that in addition to Patriot’s increased investment in Talis Data Systems as previously announced today, two of Patriot’s partners in the Talis venture have also increased their investment in Talis. This increased investment effectively reduces Patriot’s share in Talis from the previously announced 41% to 37%. This additional investment by our Talis partners is further validation of the continued commitment of Patriot and our partners to support the market potential of Talis’ product offerings. Talis Data Systems, LLC, San Diego, is a company that produces multi-domain computer and network security products for government, military and enterprise customers.

About Patriot Scientific

Patriot Scientific is a leading intellectual-property licensing company that develops, markets, and enables innovative technologies that satisfy the demands of fast-growing markets for wireless devices, smart cards, home appliances, network gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, industrial controllers and more. Patriot is currently in the process of expanding beyond its successful licensing program of the MMP™ Portfolio into an operating company through M&A activity focused on opportunities in the software, networking and wireless technology sectors. In addition to M&A, the Company is evaluating selective expansion of Patriot’s IP portfolio and also the pursuit of minority investments in certain early-stage revenue or technology ventures. Headquartered in Carlsbad, Calif., information about the Company can be found at http://www.patriotscientific.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Contact:
Patriot Scientific
Paul Bibeau,  760-547-2700